Exhibit 4.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

DATED AS OF OCTOBER 18, 2002

AMONG

MATTRESS HOLDING CORP.

MATTRESS HOLDINGS INTERNATIONAL, LLC

SEALY MATTRESS COMPANY

AND

MMA ACQUISITION COMPANY, INC.

EXECUTION COPY

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is made as of October 18, 2002 (this “Agreement”) among Mattress Holding Corp., a Delaware corporation (the “Buyer”); Mattress Holdings International, LLC, a Delaware limited liability company (the “Seller”); Sealy Mattress Company, an Ohio corporation (“Sealy Mattress”) and MMA Acquisition Company, Inc., a Delaware corporation (“Acquisition Company”; unless the context otherwise requires, the Buyer, on the one hand, and the Seller, Sealy Mattress and Acquisition Company, on the other hand, are each sometimes referred to in this Agreement as a “party”).

Recitals

WHEREAS, as of the date hereof, the issued and outstanding capital stock of Acquisition Company consists of 1,010.7135 shares of common stock, par value $0.001 per share (“Acquisition Company Common Stock”; or such common stock after the Merger (as herein defined), “New MMA Common Stock”), all of which are owned by the Seller;

WHEREAS, as of the date hereof, the issued and outstanding capital stock of Malachi Mattress of America, Inc., a Delaware corporation (the “Company”), consists of (i) 10,107,135 shares of common stock, par value $0.01 per share (“MMA Common Stock”), of which 4,952,630 shares are owned either by the Seller or Acquisition Company, and (ii) 565,000 shares of Preferred Stock, par value $0.01 per share (“MMA Preferred Stock”), all of which are owned by Acquisition Company;

WHEREAS, as of the date hereof, the Seller is a party to certain Stock Purchase Agreements, as amended (the “MHI Stock Purchase Agreements”) pursuant to which, subject to the satisfaction and/or waiver of certain conditions contained therein, the Seller shall purchase an additional 4,443,016 shares of MMA Common Stock;

WHEREAS, immediately after the consummation of the transactions contemplated by the MHI Stock Purchase Agreements, the Seller shall contribute all of the MMA Common Stock then owned by the Seller to the capital of Acquisition Company (such contribution, the “MHI Contribution”); and

WHEREAS, as of immediately after the MHI Contribution, (i) Acquisition Company shall continue to be a wholly-owned subsidiary of the Seller, (ii) Acquisition Company shall own (x) 9,395,646 shares of MMA Common Stock and (y) all of the issued and outstanding MMA Preferred Stock and (iii) certain other persons (such other persons, the “Remaining MMA Stockholders”) shall own the remaining 711,489 shares of issued and outstanding MMA Common Stock (such shares, the “Remaining MMA Common Stock”).

NOW, THEREFORE, in consideration of the representations, warranties and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I
Purchase and Sale of Shares; Consideration; Closing

Section 1.1             Purchase and Sale of Shares.  Subject to the terms and conditions set forth in this Agreement, the Seller hereby agrees to, sell, transfer, convey, assign and deliver to the Buyer at the Closing (as defined in Section 1.3 below), and the Buyer hereby agrees to purchase, accept and acquire from the Seller at the Closing, all of the issued and outstanding shares of New MMA Common Stock (collectively, the “Shares”), consisting of 1,010.7135 shares, free and clear of all mortgages, liens, claims, pledges, charges, security interests, restrictions, prior assignments and encumbrances of any kind whatsoever, or any conditional sale agreement or other title retention agreement (collectively, “Liens”).

Section 1.2             Purchase Price.  As consideration in full for its acquisition of the Shares, the Buyer shall pay an aggregate amount equal to the sum of $1.00 (the “Purchase Price”).

Section 1.3             Closing.  Subject to the satisfaction of the conditions precedent hereinafter set forth, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis in New York, New York, at 3:15 p.m., Eastern Time, on October 18, 2002 or at such other time, date or place as the parties hereto may agree upon (the “Closing Date”).

Article II
Representations and Warranties of the Seller

The Seller represents and warrants to the Buyer as follows:

Section 2.1             Corporate Organization, Etc.  Acquisition Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to own its assets and to carry on its business as it is now being conducted.  The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.  The Seller has delivered to the Buyer true, complete and correct copies of Acquisition Company’s certificate of incorporation and bylaws, as currently in effect.

Section 2.2             Power and Authority; Authorization; Enforceability; No Conflicts; Etc.

(a)           The Seller and Acquisition Company each has full corporate (or other) power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated herein and to perform its obligations hereunder and thereunder (together with this Agreement, the “Transaction Documents”) to which either of them is a party and to consummate the transactions contemplated hereby and thereby.

(b)           The execution, delivery and performance by the Seller and Acquisition Company of this Agreement and the other Transaction Documents to which they are a party and the consummation by the Seller and Acquisition Company of the transactions contemplated hereby and thereby has been duly authorized by all requisite corporate (or other) action of the Seller and Acquisition Company.

(c)           This Agreement has been, and the other Transaction Documents will at the Closing be, duly and validly executed and delivered by the Seller and Acquisition Company and (assuming due authorization, execution and delivery by the Buyer) constitute or will then constitute, as the case may be, the legal, valid and binding obligations of the Seller and Acquisition Company, enforceable against it in accordance with their respective terms.

(d)           The execution and delivery of each of the Transaction Documents by the Seller and Acquisition Company, the performance by the Seller and Acquisition Company of its obligations thereunder and the consummation by the Seller and Acquisition Company of the transactions contemplated thereby do not:  (i) violate any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of the Seller or Acquisition Company; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, option, contract, undertaking, understanding (oral or written), covenant, agreement or other instrument or document (each, a “Contract”) to which either the Seller or Acquisition Company is a party or by which any of the properties or assets of the Seller or Acquisition Company may be bound or otherwise subject; or (iii) contravene or violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation (each or, a “Law”) applicable to the Seller or Acquisition Company or any of their respective properties or assets.

(e)           No prior or subsequent filing or registration with, notification to, or authorization, consent or approval of, any foreign, provincial, United States federal, state, county, municipal or other local jurisdiction, political entity, body, organization, subdivision or branch, legislative or executive agency or department or other regulatory service, authority or agency (a “Governmental Entity”) is required to be made or obtained by the Seller or Acquisition Company in connection with the execution, delivery and performance of this Agreement by the Seller or Acquisition Company or any of the other Transaction Documents to which the Seller or Acquisition Company is a party or the consummation by the Seller of the transactions contemplated hereby and thereby, except for such filings, registrations, notifications, authorizations, consents and approvals with the Secretary of State of Delaware in connection with the Merger.

Section 2.3             Capitalization.

(a)           The authorized capital stock of Acquisition Company consists of (i) 10,000 shares of Common Stock, par value $0.001 per share, of which 1,010.7135 shares are issued and outstanding, and (ii) 1,000 shares of Preferred Stock, par value $0.001 per share, all of which are designated as “Undesignated Preferred Stock”.  All of the outstanding shares of Acquisition Company Common Stock were duly authorized and validly issued and are fully paid and non-assessable and are owned by the Seller.  At the Closing, the Seller will own all of the Shares free and clear of any and all Liens.  As of the date hereof and as of immediately prior to the Merger, there are no outstanding options, warrants, rights to acquire or subscribe to, or calls or commitments of any character whatsoever to which Acquisition Company is a party or may be bound, requiring the issuance or sale of shares of any class of capital stock or other equity securities of Acquisition Company or securities or rights convertible into or exchangeable for such shares or other equity securities, and there are no contracts, commitments, understandings or arrangements for which Acquisition Company is or may become bound to issue additional shares of its capital stock or other equity securities or options, warrants or rights to acquire or subscribe to any additional shares of any class of its capital stock or other equity securities or securities convertible into or exchangeable for such shares or other equity securities.  There is no existing arrangement that requires or permits any shares of the capital stock of Acquisition Company to be voted by or at the discretion of anyone other than the record owner thereof and there are no proxies providing for such a voting arrangement.  Except for restrictions imposed by applicable securities laws, there are no restrictions of any kind on the transfer of any of the outstanding shares of capital stock of Acquisition Company.  None of Acquisition Company’s capital stock has been issued in violation of any federal or state law or any statutory, contractual or other preemptive or similar rights.

(b)           As of the date hereof and as of immediately prior to the Merger, Acquisition Company has no subsidiaries and does not own any outstanding shares of capital stock or have any direct or indirect interest in or control over any corporation, partnership, joint venture, trust, corporation, limited liability company or other entity other than its ownership of MMA Preferred Stock and MMA Common Stock.

(c)           As of immediately after the MHI Contribution and prior to the Merger, Acquisition Company shall own in excess of 90% of (i) the number of then issued and outstanding shares of MMA Common Stock and (ii) the number of then issued and outstanding shares of MMA Preferred Stock.  As of immediately prior to the Merger, MMA will not have outstanding any options or warrants to purchase MMA Common Stock or other securities or rights that are exercisable or exchangeable for or convertible into capital stock of MMA except for the warrants outstanding pursuant to the Finova Stock Purchase Warrant (as herein defined) and the Growth Capital Warrants (as herein defined).

(d)           The Merger shall result in the Company merging with and into Acquisition Company, with Acquisition Company surviving and changing its name to “Mattress Firm, Inc.”  As of immediately after the Merger and as of immediately prior to the Closing, the Seller shall own all of the issued and outstanding shares of capital stock of New MMA (as herein defined) free and clear of all Liens.

Section 2.4             Acquisition Company Activities.  Acquisition Company was organized for the sole purpose of entering into this Agreement and consummating the Merger and the other transactions contemplated hereby and has not engaged in any activities or business, and has incurred no liabilities or obligations whatsoever, in each case, other than (i) those incident to its organization, the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (ii) obligations as a party to that certain Amended and Restated Stockholders Agreement, dated as of June 28, 1999, (the “MMA Stockholders Agreement”) by and among the Company, the Seller and certain other holders of MMA Common Stock and (iii) the $17.5 million in principal amount promissory note issued by Acquisition Company to the Seller (the “Acquisition Company Note”), a complete and accurate copy of which has previously been delivered to the Buyer.

Section 2.5             Brokers and Finders.  Neither the Seller, Acquisition Company nor the Company nor any of their respective officers, directors, employees or other agents has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated hereby.

Section 2.6             Related Party Transactions.  Schedule 2.6 sets forth all arrangements between New MMA (as successor to the Company) and its subsidiaries, on the one hand, and Sealy Corporation, the Seller and their respective subsidiaries, on the other hand, that will not be terminated as of the Closing other than this Agreement, the Secured Credit Agreement (as herein defined), the New MMA Subordinated Note and the other loan documents associated with the Secured Credit Agreement and the New MMA Subordinated Note and the Supply Agreement (as herein defined).

Section 2.7             EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN THIS AGREEMENT ARE IN LIEU OR AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES.  THE SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA OR ANY INFORMATION OR DOCUMENTATION REGARDING THE COMPANY OR ANY OF ITS SUBSIDIARIES OR BUSINESSES).

Article III
Representations and Warranties of the Buyer

The Buyer represents and warrants to the Seller as follows:

Section 3.1             Corporate Organization, Etc.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Buyer has the power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated herein and to perform its other obligations hereunder and thereunder.  The Buyer is a newly formed corporation formed solely for the purpose of consummating the transactions contemplated hereby.

Section 3.2             Power and Authority; Authorization; Enforceability; No Conflicts; Etc.

(a)           The Buyer has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

(b)           The execution, delivery and performance by the Buyer of this Agreement and the other transaction Documents to which it is a party and the connection by the Buyer of the transactions contemplated hereby  and thereby have been duly authorized by all requisite corporate action of the Buyer.

(c)           This Agreement has been, and the other agreements and instruments contemplated hereby will be, duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Seller and Acquisition Company) constitute or will then constitute, as the case may be, the legal, valid and binding obligations of the Buyer, enforceable against it in accordance with their respective terms.

(d)           The execution and delivery of each of the Transaction Documents by the Buyer, the performance by the Buyer of its obligations thereunder and the consummation by the Buyer of the transactions contemplated thereby do not:  (i) violate any provision of the certificate of incorporation or bylaws of the Buyer; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note Contract to which the Buyer is a party or by which the properties or assets of the Buyer may be bound or otherwise subject; or (iii) contravene or violate any Law applicable to the Buyer or any of its properties or assets.

(e)           No prior or subsequent filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement by the Buyer or any of the other Transaction Documents to which the Buyer is a party or the consummation by the Buyer of the transactions contemplated hereby and thereby.

Section 3.3             Securities Law Matters.

(a)           The Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of owning an investment in the Shares.

(b)           The Buyer is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(c)           The Buyer is acquiring the Shares for its own account, not as nominee or agent, and has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

(d)           The Buyer understands that no public market now exists for the Shares and that there is no assurance that a public market will ever exist for the Shares.  The Buyer also understands that Rule 144 promulgated under the Securities Act is not presently available with respect to the sale of any of the Shares.

Section 3.4             Brokers and Finders.  The Buyer has not employed any broker, agent or finder or agreed to incur any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated hereby.

Section 3.5             EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  THE REPRESENTATIONS AND WARRANTIES MADE BY THE BUYER IN THIS AGREEMENT ARE IN LIEU OR AND ARE EXCLUSIVE OF ALL OTHER

REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES.  THE BUYER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE SELLER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA OR ANY INFORMATION OR DOCUMENTATION REGARDING THE COMPANY OR ANY OF ITS SUBSIDIARIES OR BUSINESSES).

Article IV
Covenants

Section 4.1             Senior Credit Agreement.  Promptly after the execution and delivery of this Agreement (and in any event by no later than October 18, 2002), but subject to the approval of the Company’s board of directors, the Seller and the Buyer each agree to enter into with the Company a $6 million in principal amount secured credit agreement in a form mutually agreeable to the Seller and the Buyer (the “Secured Credit Agreement”) pursuant to which (i) the Seller will lend $3,272,727 to the Company, (ii) the Buyer will lend $2,727,273 to the Company and (iii) the Company will use the proceeds from the Secured Credit Agreement (as well as any other funds of the Company that may be necessary) to repay in full (collectively, the “Company Debt Repayments”) all amounts then outstanding under (x) the Company’s senior debt facility with Bank of America, N.A. (the “BOA Senior Debt Facility”), which has a pay-off amount as of the date hereof of approximately $6,081,925 and (y) the secured promissory note, dated June 28, 1999, and issued by the Company to Stephen Fendrick, Harry Roberts and Paul Stork (the “Stork Secured Promissory Note”), which has a pay-off amount as of the date hereof of approximately $925,417.

Section 4.2             MHI Stock Purchase Agreements.  As of immediately after (i) the execution and delivery of the Secured Credit Agreement by the Seller, the Buyer and the Company and (ii) the completion by the Company of the Company Debt Repayments, the Seller hereby agrees to consummate the transactions contemplated by the MHI Stock Purchase Agreements.

Section 4.3             MHI Contribution.  As of immediately after the consummation of the transactions contemplated by the MHI Stock Purchase Agreements, the Seller hereby agrees to complete the MHI Contribution.

Section 4.4             Merger of the Company and Acquisition Company; Finova Warrants.

(a)           As of immediately after the completion of the MHI Contribution, Acquisition Company hereby agrees to consummate a Delaware General Corporation Law Section 253 merger (the “Merger”) of the Company with and into Acquisition Company, with Acquisition Company surviving the Merger and changing its name to “Mattress Firm, Inc.”, by filing an appropriate Certificate of Ownership and Merger (the “Certificate of Ownership”) with the Secretary of State of Delaware; provided that, as set forth in the Certificate of Ownership, Acquisition Company’s board of directors has resolved that, in connection with the Merger, the holders of the Remaining MMA Common Stock shall be entitled to receive a cash payment of

$0.75 per share (the “Per Share Merger Consideration”) of Remaining MMA Common Stock; accordingly, as of immediately prior to the consummation of the Merger, the Seller hereby agrees to set aside $533,616.75 (the “Aggregate Merger Consideration”), which has been calculated as follows:  the 711,489 shares of Remaining MMA Common Stock multiplied by the Per Share Merger Consideration and, after the Merger, to pay the Aggregate Merger Consideration to the applicable holders of the Remaining MMA Common Stock in the amounts and when New MMA would otherwise be required to make such payment; provided that if any portion of the Aggregate Merger Consideration has not been paid by MHI to holders of the Remaining MMA Common Stock as of the date 90 days after the Closing Date, then MHI shall transfer such portion of the Aggregate Merger Consideration to New MMA.

(b)           Reference is hereby made to that certain Stock Purchase Warrant, dated as of August 6, 1999 (the “Finova Stock Purchase Warrant”) between the Company and FINOVA Mezzanine Capital Inc. (“Finova”) pursuant to which, as of immediately prior to the Merger, Finova has the right to purchase 105,283 shares of MMA Common Stock at an exercise price (the “Finova Exercise Price”) of $0.01 per share of MMA Common Stock (the “2002 Finova Warrants”).  As a result of the Merger, pursuant to Section 8(e) of the Finova Stock Purchase Warrant, the 2002 Finova Warrants will be converted into the right of the holder of the 2002 Finova Warrants to receive, upon exercise in full of the 2002 Finova Warrants, cash in the amount of $78,963 (the “Finova Cash Amount”) (which represents 105,283 shares of MMA Common Stock multiplied by the Per Share Merger Consideration).  Thus, as a result of the Merger, the 2002 Finova Warrants will have a cash value of $77,910 (the “Finova Warrant Value”) (which represents the Finova Cash Amount minus the aggregate Finova Exercise Price of $1,053).  As of immediately prior to the consummation of the Merger, the Seller hereby agrees to contribute to the capital of Acquisition Company cash in an amount equal to the Finova Warrant Value.

Section 4.5             Conduct of Business.  From and after the date of this Agreement until the Closing Date or the earlier termination of this Agreement, except as contemplated by this Agreement, the Seller and Acquisition Company agree to use their respective best efforts (to the extent permitted by law) to cause the activities and operations of the Company to be conducted in the ordinary course in the same manner as presently conducted and in compliance with all applicable laws and to:  (A) preserve and keep intact the assets and properties of the Company, (B) keep available the services of its officers, employees and agents as of the date hereof and (C) preserve its relationships with customers and suppliers.

Section 4.6             No-Shop.  From and after the date hereof and continuing until the Closing or the earlier termination of this Agreement pursuant to Article VII hereof (the “Exclusivity Period”), neither the Seller, Acquisition Company nor any of their respective affiliates or representatives will solicit offers for sale or discuss a possible merger, sale, restructuring, refinancing or other disposition of all or any material part of the Company or any of its assets or issued or unissued capital stock (a “Company Sale”) with any party other than the Buyer and its affiliates or provide any information to any person other than the Buyer and its affiliates regarding the Company in that connection and will not permit or participate in any Company Sale except for a Company Sale to the Seller or the Buyer or any of their respective affiliates.  The Seller shall inform the Buyer of any unsolicited offers it receives during the Exclusivity Period regarding a Company Sale as well as the terms and conditions of any such offer.

Section 4.7             Best Efforts.  Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement and will use its best efforts to obtain all waivers, permits, consents, approvals and releases and to effect all registrations, filings, assignments and notices with or to third parties or Governmental Entities which, in each case, are required by the express terms of this Agreement.  An undertaking of a person under this Agreement to use such person’s best efforts shall not require such person to incur unreasonable expenses or obligations in order to satisfy such undertaking.  If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto and its proper officers, directors or other representatives will promptly take such action.

Section 4.8             Notification of Certain Matters.  The Buyer, on the one hand, and the Seller, on the other hand, will each give prompt notice to the other of (i) the occurrence, or failure to occur, of any event the occurrence or failure of which would reasonably be likely to cause any of their respective representations or warranties contained in this Agreement to be untrue or incorrect at any time from the date hereof to the Closing Date, and (ii) any failure on their respective parts or on the part of any of their respective officers, directors, partners, employees, representatives or agents, if any, to comply with or satisfy any covenant or obligation to be complied with or performed or condition to be satisfied by any of them under this Agreement; provided, however, that no such notification will alter or otherwise affect such representations, warranties, covenants, obligations or conditions.

Section 4.9             Non-Competition; Non-Solicitation; Confidentiality.

(a)           During the two-year period commencing on the Closing Date, Sealy Mattress shall not, and Sealy Mattress shall cause Sealy Corporation and all of its direct and indirect subsidiaries not to, directly or indirectly, operate or franchise any retail mattress stores or other retail mattress sellers in any regional market that the Company is operating retail mattress stores as of the Closing Date; provided that, with respect to any such regional market, if, after the date hereof, the Company ceases to operate any retail mattress stores in such regional market, then the provisions of this Section 4.9(a) will cease to apply with respect to such regional market.

(b)           During the one year period commencing of the Closing Date, the Seller and Sealy Mattress shall not, and the Seller and Sealy Mattress shall cause their respective employees, officers, directors and affiliates not to, directly or indirectly, for itself or on behalf of any other person, contact any officer or management employee of the Company or any of its subsidiaries for the purpose of soliciting or diverting any such officer or management employee from the Company or such subsidiary.

(c)           During the three year period commencing of the Closing Date, the Seller and Sealy Mattress agrees not to, and to cause their respective employees, officers, directors and affiliates not to, disclose or furnish at any time to any person any confidential information relating to the operations or financial condition of the Company and its subsidiaries (including, without limitation, financial data and sources of financing), which in any such case is not specifically a matter of public knowledge; provided, however, that the foregoing shall not apply with respect to any such information that (i) becomes generally known to the public or third parties through no fault of the Seller, Sealy Mattress or their respective employees, officers, directors and affiliates, (ii) is independently obtained by the Seller, Sealy Mattress or any of their respective employees, officers, directors and affiliates or (iii) is required to be and is actually disclosed by operation of law or court order; provided further that the parties hereto hereby acknowledge that, in connection with the Merger, Acquisition Company may deliver a copy of this Agreement to the Remaining MMA Stockholders and any such delivery will not be a breach of the provisions of this Section 4.9(c).

(d)           If, at the time of enforcement of this Section 4.9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(e)           For purposes of this Section 4.9, the term “affiliate” means with respect to any person, any other person directly or indirectly controlling (including but not limited to all directors and executive officers of such person) or controlled by such person.  A person shall be deemed to control a corporation for the purposes of this definition if such person possesses, directly or indirectly, the power to vote greater than 50% of the securities having ordinary voting power for the election of directors of such corporation.

Section 4.10           Buyer Contribution to New MMA.  Immediately after the Closing, Buyer hereby agrees that it will contribute $5 million in cash to the capital of New MMA.

Section 4.11           Reduction in New MMA’s Franchise Fees.

(a)           The Buyer and Acquisition Company hereby agree that promptly after the Closing (but in no event later than one hundred and twenty (120) days after the Closing Date), the Buyer shall cause New MMA and its subsidiaries (including Mattress Venture LP, a Texas partnership (“Mattress Venture”)) to, and New MMA (as successor to Acquisition Company) will, reduce royalties charged by New MMA and its subsidiaries (including Mattress Venture) to each and every “Mattress Firm” franchisee who has satisfied the conditions set forth in Section 4.11(b) to no more than three percent (3%) of such franchisee’s gross sales.  Such reduction of royalties shall stay in place so long as any amounts remain outstanding under the New MMA Subordinated Note (as herein defined).

(b)           The obligation of the Buyer and New MMA to reduce the royalties charged to any franchisee described in Section 4.11(a) shall be subject to the satisfaction by such franchisee of the following conditions precedent:

(i)            such franchisee shall have executed and delivered to New MMA a release, in form and substance reasonably satisfactory to New MMA, that shall release New MMA and its affiliates from any and all claims arising prior to the date of such release from such franchisee;

(ii)           such franchisee shall have agreed in writing to a reduction in the level of advertising-related, training and advisory provided by the franchisor; and

(iii)          such franchisee shall have agreed in writing to provide New MMA with such franchisee’s balance sheet as of the end of each fiscal quarter and statements of income (or loss) and cash flows for such quarter.

(c)           With respect to each franchisee described in Section 4.11(a), the Buyer and Acquisition Company hereby agree to use their respective reasonable best efforts to have each of the conditions set forth in Section 4.11(b) satisfied prior to the date one hundred and twenty (120) days after the Closing Date.

Section 4.12           Reduction in the Company’s Accounts Payable to Sealy Mattress.  Sealy Mattress hereby agrees that, effective as of the Closing, all rights of Sealy Corporation and its direct and indirect subsidiaries, including Sealy Mattress (collectively, the “Sealy Entities”) to collect all amounts owed by the Company and its direct and indirect subsidiaries (collectively, the “MMA Companies”) to Sealy Entities as accounts payable on gross purchases that represent the gross amount set forth on the face of invoices for inventory, which inventory the MMA Companies received from any Sealy Entity more than 60 days prior to the Closing Date (such accounts payable, the “Foregone Accounts Payable”) are hereby irrevocably waived and terminated; accordingly, after the Closing, no MMA Company shall have any obligation to make any payments to any Sealy Entity with respect to the Foregone Accounts Payable.  The foregoing shall in no event affect the rights (such rights, the “Remaining MMA Rights”) of the MMA Companies as of the Closing to (i) collect existing receivables from the Sealy Entities (the “Receivables”), (ii) offset against accounts payable of the MMA Companies to the Sealy Entities of all or a portion of any such Receivables (and in any event the Sealy Companies will permit the MMA Companies to so offset) and (iii) offset against accounts payable by the MMA Companies to the Sealy Entities any co-op credits issued to the Company by Sealy Mattress, subsidies and other rights that the Sealy Entities have granted to the MMA Companies (and in any event the Sealy Companies will permit the MMA Companies to so offset), in each case (meaning clauses (i), (ii) and (iii) above), in the manner provided in the Supply Agreement (as herein defined), the original supply agreement between the Company and Sealy Mattress (which is being replaced by the Supply Agreement) and/or the arrangements set forth in item #4 on Schedule 2.6 attached hereto, as such agreements apply.  Nothing in this Section 4.12 shall be construed as a waiver by any Sealy Entity of its right to collect all amounts owed by the MMA Companies to Sealy Entities as accounts payable (the “Remaining Accounts Payable”) on gross purchases that represent inventory the gross amount set forth on the face of invoices for inventory, which inventory the MMA Companies received from any Sealy Entity other than the Foregone Accounts Payable.  The provisions of this Section 4.12 shall have no effect unless the Closing occurs.

Section 4.13           Cash at the Company.  MHI hereby agrees that as of the execution and delivery of this Agreement, the Company’s consolidated “book cash” will be no less than $750,000 (as determined in a manner consistent with the Company’s past practice) and after the execution and delivery of this Agreement, the Company will not spend this cash prior to Closing.

Article V
Conditions Precedent to the Transaction

Section 5.1             Conditions Precedent to the Obligation of the Buyer.  Notwithstanding any other provision herein, the obligations of the Buyer to consummate the transactions contemplated hereunder are, at the option of the Buyer, subject to the satisfaction of each of the following conditions precedent:

(a)           The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been restated and made on and as of the Closing Date, except for those representations and warranties that speak as of a specified date, which shall be true and correct in all material respects on and as of such date.

(b)           At or prior to the Closing, the Seller and Acquisition Company shall have complied with and duly performed all covenants and obligations to be complied with or performed by either of them at or prior to the Closing.

(c)           The Buyer shall have received a certificate dated the Closing Date and executed by an officer of the Seller certifying that that each of the conditions precedent in Sections 5.1(a) and (b) shall have been satisfied.

(d)           The Buyer shall have received a certificate of the Secretary of Acquisition Company certifying as to (i) the full force and effect of its certificate of incorporation and by-laws (or similar organizational documents) attached to such certificate as exhibits, (ii) the full force and effect of resolutions of its board of directors authorizing it to enter into this Agreement and perform its obligations hereunder (which such resolutions shall be attached to such certificate as exhibits) and (iii) the signature and incumbency of those of its officers who are authorized to execute a Transaction Document.

(e)           There shall be no order, decree or injunction of a court of competent jurisdiction or other Governmental Entity that prevents the consummation of the transactions contemplated by this Agreement or Proceeding (as herein defined) that threatens to prevent such transactions.

(f)            There shall not have occurred a material adverse change in the financial condition, results of operations, business or prospects of the Company since September 1, 2002, which, in the Buyer’s judgment, would make it inadvisable to proceed with the Closing.  The Buyer shall not have discovered any fact, event or condition which, in the Buyer’s judgment, has materially disrupted or is likely in the immediate future to materially disrupt the conduct of the business of the Company or has materially changed or is likely to materially change its ability to operate such businesses in accordance with its financial projections.  Since September 1, 2002, the Company shall not have sustained a loss material or substantial to it caused by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or act which, whether or not such loss shall have been insured, makes it, in the Buyer’s opinion, inadvisable for it to proceed with the Closing.

(g)           The Seller shall have delivered to the Buyer original certificates representing the Shares, with endorsed blank stock powers attached, in form and substance satisfactory to the Buyer, to vest in the Buyer all of the right, title and interest of the Seller in and to the Shares, free and clear of all Liens.

(h)           The Buyer shall have received the resignation of each director of New MMA.

(i)            The Buyer shall have received evidence satisfactory to it that the following transactions shall have occurred:

(i)            the Seller and the Company shall have entered into the Secured Credit Agreement and the Seller shall have advanced the funds required to be advanced by it thereunder;

(ii)           the Company Debt Repayments shall have occurred;

(iii)          the transactions contemplated by the MHI Stock Purchase Agreements shall have been consummated;

(iv)          the MHI Contribution shall have been consummated;

(v)           the Merger shall have been consummated;

(vi)          The Seller and New MMA shall have amended and restated the Acquisition Company Note in a form mutually agreeable to the Seller and the Buyer (the “New MMA Subordinated Note”);

(vii)         Sealy Mattress and New MMA shall have entered into one or more Supply Agreements in a form mutually agreeable to the Seller and the Buyer (collectively, the “Supply Agreement”); and

(viii)        Sleep Country Canada Inc., a Canadian corporation shall have entered into a Non-Competition Agreement in favor of New MMA in a form reasonably acceptable to the Buyer (the “Sleep Country Canada Non-Competition Agreement”).

Section 5.2             Conditions Precedent to the Obligation of the Seller and Acquisition Company.  Notwithstanding any other provision herein, the obligations of the Seller and Acquisition Company to consummate the transactions contemplated hereunder are, at the option of the Seller and Acquisition Company, subject to the satisfaction of each of the following conditions precedent:

(a)           The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been restated and made on and as of the Closing Date, except for those representations and warranties that speak as of a specified date, which shall be true and correct in all material respects on and as of such date.

(b)           At or prior to the Closing, the Buyer shall have complied with and duly performed all covenants and obligations to be complied with or performed by it at or prior to the Closing.

(c)           The Seller shall have received a certificate dated the Closing Date and executed by an officer of the Buyer certifying that that each of the conditions precedent in Sections 5.2 (a) and (b) shall have been satisfied.

(d)           The Seller shall have received a certificate of the Secretary of the Buyer certifying as to (i) the full force and effect of its certificate of incorporation and by-laws (or similar organizational documents) attached to such certificate as exhibits, (ii) the full force and effect of resolutions of its board of directors and stockholders authorizing it to enter into this Agreement and perform its obligations hereunder (which such resolutions shall be attached to such certificate as exhibits) and (iii) the signature and incumbency of those of its officers who are authorized to execute a Transaction Document.

(e)           There shall be no order, decree or injunction of a court of competent jurisdiction or other Governmental Entity that prevents the consummation of the transactions contemplated by this Agreement or Proceeding that threatens to prevent such transactions.

(f)            The Seller shall have received evidence satisfactory to it that the following transactions shall have occurred:

(i)            the Buyer and the Company shall have entered into the Secured Credit Agreement and the Buyer shall advanced the funds required to be advanced by it thereunder;

(ii)           the Company Debt Repayments shall have occurred;

(iii)          New MMA shall have executed and delivered to the Seller the New MMA Subordinated Note; and

(iv)          New MMA shall have executed and delivered to Sealy Mattress the Supply Agreement.

(g)           The Buyer shall have obtained from Finova a release of any and all liens that Finova may have on any shares of MMA Common Stock.

(h)           The Buyer shall have delivered the Purchase Price to the Seller.

(i)            New MMA shall have reimbursed the Seller for the Seller’s and its affiliates’ out-of-pocket expenses to the extent required by Section 8.10 hereof.

Article VI
Survival; Indemnification

Section 6.1             Survival of Representations, Warranties, Covenants and Obligations of the Seller and Acquisition Company.

(a)           Notwithstanding any right of the Buyer to fully investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations and warranties of the Seller contained in this Agreement.

(b)           The representations, warranties, covenants and obligations of the Seller and Acquisition Company shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in full force and effect, but the representations and warranties of the Seller shall only survive until the date which is 18 months after the Closing Date; provided, however, that the representations and warranties contained in Sections 2.1 (Corporate Organization, Etc.), 2.2(a), (b) and (c) (Power and Authority, Authorization and Enforceability) and 2.3 (Capitalization) shall survive the Closing and the liability of the Seller in respect of any breach thereof shall continue until 30 days after all liability relating thereto is barred by all applicable statutes of limitation; provided, further, however, that if any claim for indemnification hereunder that has been previously asserted by a party to this Agreement in accordance with Section 6.5 is still pending at the expiration of the applicable survival period, such claim shall continue to be subject to the indemnification provisions of this Agreement until resolved.

Section 6.2             Survival of Representations, Warranties, Covenants and Obligations of the Buyer.

(a)           Notwithstanding any right of the Seller to fully investigate the affairs of the Buyer and notwithstanding any knowledge of facts determined or determinable by the Seller pursuant to such investigation or right of investigation, the Seller have the right to rely fully upon the representations and warranties of the Buyer contained in this Agreement.  The waiver of any condition based upon the accuracy of any representation or warrant, or on the performance of, or compliance with, any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representation, warranty, covenant or obligation.

(b)           The representations, warranties, covenants and obligations of the Buyer shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in full force and effect, but the representations and warranties of the Buyer shall only survive until the date which is 18 months after the Closing Date; provided, however, that the representations and warranties contained in Sections 3.1 (Corporate Organization, Etc.) and 3.2(a), (b) and (c) (Power and Authority, Authorization and Enforceability) shall survive the Closing and the liability of the Buyer in respect of any breach thereof shall continue until 30 days after all liability relating thereto is barred by all applicable statutes of limitation; provided, further, however, that if any claim for indemnification hereunder that has been previously asserted by a party to this Agreement in accordance with Section 6.5 is still pending at the expiration of the applicable survival period, such claim shall continue to be subject to the indemnification provisions of this Agreement until resolved.

Section 6.3             Indemnification by the Seller.  Subject to the limitations contained in Section 6.1 and Section 6.6, after the Closing, the Seller shall indemnify and defend the Buyer and New MMA and each of their respective officers, directors, employees and shareholders

(each, a “Buyer Indemnitee”) from and against, and hold each Buyer Indemnitee harmless from, any loss, liability, obligation, deficiency, damage or expense including, without limitation, interest, penalties, reasonable attorneys’ and consultants’ fees and disbursements (collectively, “Damages”), that any Buyer Indemnitee may suffer or incur based upon, arising out of, relating to or in connection with any of the following (whether or not in connection with any third party claim):

(a)           the inaccuracy of any representation or warranty made by the Seller in this Agreement;

(b)           the failure by the Seller or Sealy Mattress to perform or to comply with any covenant or obligation in this Agreement that is required to be performed or complied with by the Seller or Sealy Mattress, as the case may be, or the failure by Acquisition Company to perform or to comply with any covenant or obligation in this Agreement that is required to be performed or complied with by Acquisition Company prior to the Closing;

(c)           any of the Remaining MMA Stockholders exercising any appraisal or dissenters rights, if any, arising from the Merger as well as any and all other Damages payable to any of the Remaining MMA Stockholders to the extent such Damages result from any such Remaining MMA Stockholders’ acquisition or ownership of MMA Common Stock prior to the Closing Date;

(d)           any and all Damages attributable to the Finova Stock Purchase Warrant in an aggregate amount in excess of the Finova Warrant Value; provided, that, notwithstanding the foregoing, the Seller shall not indemnify any Buyer Indemnitee for, and New MMA shall be solely responsible for, (i) any and all Damages attributable to the warrants issued to Finova pursuant to the Finova Stock Purchase Warrant that become exercisable in August of 2003 if any portion of the indebtedness evidenced by the Note (as such term is defined in the Finova Stock Purchase Warrant) is outstanding as of August 6, 2003 and (ii) any and all Damages attributable to any failure of New MMA to pay the Finova Warrant Value in cash to any holder of the 2002 Finova Warrants pursuant to such holder’s exercise of such 2002 Finova Warrants, such holder’s put of such 2002 Finova Warrants and/or New MMA’s call of such 2002 Finova Warrants, in each case, pursuant to the terms of the Finova Stock Purchase Warrant; and

(e)           any and all Damages attributable to the warrants (the “Growth Capital Warrants”) which may be issuable to Growth Capital Partners, Inc. (“GCP”) pursuant to that certain engagement letter dated as of March 15, 1999 by and between the Company and GCP.

Section 6.4             Indemnification by the Buyer.  Subject to the limitations contained in Section 6.2, after the Closing, the Buyer shall indemnify and defend the Seller and each of its officers, directors, employees and equityholders (each, a “Seller Indemnitee”) from and against, and hold each Seller Indemnitee harmless from, any Damages that such Seller Indemnitee may suffer or incur arising from, related to or in connection with any of the following:

(a)           the inaccuracy of any representation or warranty made by the Buyer in this Agreement; and

(b)           the failure by the Buyer to perform or to comply with any covenant or obligation in this Agreement that is required to be performed or complied with by the Buyer or the failure by New MMA (as a successor to Acquisition Company) to perform or to comply with any covenant or obligation in this Agreement that is required to be performed or complied with by New MMA (as a successor to Acquisition Company) after the Closing.

Section 6.5             Indemnification Procedures.

(a)           Promptly after notice to an indemnified party of any claim or the commencement of any claim, suit, action or proceeding (a “Proceeding”), including any Proceeding by a third party, involving any Damages, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party pursuant to this Section 6, give written notice to such indemnifying party by no later than seven days after the indemnified party’s receipt of notice of such claim or the commencement of such Proceeding, as the case may be, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of any indemnified party to give such notice shall not relieve the indemnifying party of its indemnification obligations under this Section 6, except to the extent that the indemnifying party is actually and materially prejudiced by the failure to give such notice.

(b)           In the case of any Proceeding by a third party against an indemnified party, the indemnifying party shall, upon notice as provided above, assume the defense thereof, with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying party to the indemnified party of its assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof (but the indemnified party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the indemnified party as a result of any settlement or compromise thereof that is effected by the indemnified party (without the written consent of the indemnifying party).  Notwithstanding the foregoing, the Seller hereby expressly assumes the defense of any and all Proceedings and negotiations regarding all matters for which the Seller is providing the Buyer Indemnitees indemnification pursuant to Sections 6.3(c), 6.3(d) and 6.3(e) hereof.

(c)           Anything in Section 6.5(b) notwithstanding, (i) if both the indemnifying party and the indemnified party are named as parties or subject to such Proceeding and either such party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such Proceeding, or (ii) if the Proceeding involves a claim for equitable relief or other claim not entirely satisfiable by monetary damages, or (iii) if the indemnifying party cannot reasonably demonstrate to the indemnified party that it has sufficient monetary resources to satisfy the claim, then and in any of such events, referred to in the preceding clauses (i), (ii) or (iii), the indemnifying party may decline to assume the defense on behalf of the indemnified party and after notice to such effect is given hereunder to the other party, the indemnifying party shall be relieved of its obligation to assume the defense on behalf of the indemnified party, but shall be required to pay any legal or other expenses including, without limitation, reasonable attorneys’ fees and disbursements, incurred by the indemnified party in such defense.

(d)           If the indemnifying party assumes the defense of any such Proceeding, the indemnified party shall cooperate fully with the indemnifying party and shall appear and give testimony, produce documents and other tangible evidence, allow the indemnifying party access to the books and records of the indemnified party and otherwise assist the indemnifying party in conducting such defense.  No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement or compromise that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or Proceeding, to the extent an indemnity obligation exists with respect to such claim or Proceeding.  Provided that proper notice is duly given, if the indemnifying party shall fail promptly and diligently to assume the defense thereof or if the indemnifying party cannot reasonably demonstrate to the indemnified party that it has sufficient monetary resources to satisfy the claim, then the indemnified party may respond to, contest and defend against such Proceeding (but the indemnifying party shall have the right to participate at its own cost and expense in such defense by counsel of its own choice) and may make in good faith any compromise or settlement with respect thereto, and recover from the indemnifying party the entire cost and expense thereof including, without limitation, reasonable attorneys’ fees and disbursements and all amounts paid or foregone as a result of such Proceeding, and the settlement or compromise thereof.  The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred, unless the indemnifying party puts forward a good faith defense to its indemnity obligation, in which case, such payment shall be deferred until the resolution of the conflict over the indemnifying party’s obligation to indemnify, either by agreement of the parties or by order of a court of competent jurisdiction.

Section 6.6             Limitations on Indemnification by the Seller.

(a)           The Seller shall have indemnification obligations pursuant to Section 6.3(a) respecting Damages, only:

(i)            if the aggregate of all Damages with respect thereto shall exceed $150,000 (the “Basket Amount”) at which time the Seller shall be liable for the amount of all such Damages in excess of the Basket Amount (other than the representations and warranties contained in Sections 2.1 (Corporate Organization, Etc.), 2.2(a), (b) and (c) (Power and Authority, Authorization and Enforceability), 2.3 (Capitalization), 2.5 (Brokers and Finders) and 2.6 (Related Party Transactions), as to which no such “basket” shall apply); and

(ii)           to the extent that the aggregate of all Damages resulting with respect thereto shall not exceed $500,000 (other than the representations and warranties contained in Sections 2.1 (Corporate Organization, Etc.), 2.2(a), (b) and (c) (Power and Authority, Authorization and Enforceability), 2.3 (Capitalization), 2.5 (Brokers and Finders) and 2.6 (Related Party Transactions), as to which no such “cap” shall apply).

(b)           In no event shall the limitations set forth in Section 6.6(a) apply in respect of any indemnification obligation of the Seller under Sections 6.3(b), (c), (d) or (e) (even if such obligation also arises under Section 6.3(a)) or with respect to the representations and warranties set forth in the parenthetical in Section 6.6(a)(i) and (ii).

Section 6.7             Indemnification by Sealy Mattress.  Sealy Mattress hereby agrees to be jointly and severally liable with the Seller for all of Seller’s indemnification obligations pursuant to this Article VI.

Section 6.8             Exclusive Remedy.  Notwithstanding anything contained herein to the contrary, after the Closing, except in the case of fraud, indemnification pursuant to this Article VI shall be the exclusive remedy for the parties hereto for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate or instrument of document delivered pursuant hereto.

Article VII
Termination

Section 7.1             Termination.  This Agreement may be terminated:

(a)           by the mutual agreement of the parties;

(b)           by either party (if such party is not in breach of or default under this Agreement) by giving written notice to such effect to the other if the Closing shall not have occurred on or before the close of business on October 18, 2002 or such later date as the parties shall have agreed upon prior to the giving of such notice; or

(c)           by either the party in the event that the conditions precedent to its obligation to consummate the transactions contemplated hereunder shall have become incapable of being satisfied.

Section 7.2             Effect of Termination.  In the event of the termination and abandonment hereof prior to the Closing Date pursuant to the provisions of this Article VII, this Agreement (other than this Section 7 and Section 8.10) shall become void and have no effect, and, subject to Section 8.10, each party shall pay all of its own expenses incurred in connection herewith, without any liability on the part of any party or its partners, directors, officers or shareholders; provided, however, that if this Agreement is terminated and abandoned because either party has defaulted under or breached this Agreement or any representation, warranty, covenant or obligation set forth in this Agreement, then the party so electing to terminate this Agreement shall be entitled to pursue, exercise and enforce any and all other remedies, rights, powers and privileges available to it at law or in equity.

Article VIII
Miscellaneous

Section 8.1             Notices.  Any and all notices, consents, demands, instructions, requests and other communications required or permitted hereunder must be in writing and shall be deemed to have been duly given only if delivered personally, by facsimile transmission, by first-class mail (postage prepaid, return receipt requested), or by overnight delivery by a recognized overnight courier service (all costs prepaid) to the parties at the following addresses or facsimile numbers:

If to Sealy Mattress, the Seller or Acquisition Company to:

Sealy Mattress Company
One Office Parkway
Trinity, NC 27370
Attention:  Secretary
Telecopier No.:  (336) 861-3786

with a copy to:

Kirkland & Ellis
153 East 53rd Street
New York, New York 10022
Attention:  W. Brian Raftery
Telecopier No.:  (212) 446-4900

If to the Buyer:

c/o Sun Capital Partners, Inc.
5200 Town Center Circle, Suite 470
Boca Raton, Florida  33486
Attention:  Marc J. Leder, Rodger R. Krouse and C. Deryl Couch
Telecopier No.:  (561) 394-0540

with a copy to:

Jenkens & Gilchrist Parker Chapin LLP
405 Lexington Avenue
New York, New York  10174
Attention:  Michael Weinsier
Telecopier No.:  (212) 704-6288

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 8.1, be deemed given upon receipt if received on a business day between the hours of 9:00 a.m. and 6:00 p.m. in the city of the intended recipient or on the next business day if received after that time, in each case with automatic machine confirmation indicating the time of delivery, (c) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt or upon refusal of receipt and (d) on the second business day after delivery to a recognized overnight courier service in the manner described above.  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving like notice specifying such change to the other party hereto.

Section 8.2             Further Assurances.  From and after the Closing Date, the parties hereto will, without further consideration, execute and deliver such further documents and instruments and take such other actions as may be necessary or desirable to perfect the transactions contemplated hereby.

Section 8.3             Publicity.  Prior to the Closing, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance written approval thereof by the Seller and the Buyer.  After the Closing, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby which identifies the parties hereto other than the party making such publicity release or public announcement shall be made without advance approval thereof by the Seller and the Buyer.

Section 8.4             No Waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.5             Entire Agreement.  This Agreement and the Schedules and Exhibits hereto supersede all prior and/or contemporaneous negotiations, understandings, discussions and agreements (written or oral) between the parties with respect to the subject matter hereof (all of which are merged herein and therein) and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

Section 8.6             Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of New York applicable to contracts made and to be performed wholly therein.

Section 8.7             Jurisdiction, Etc.  Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in such District (unless such court lacks jurisdiction with respect to such Proceeding, in which case, each of the parties hereto irrevocably consents to the jurisdiction of the courts of the State of New York in connection with such Proceeding and waives any objection to venue in the State of New York), and agrees that service of any summons, complaint, notice or other process relating to such dispute may be effected in the manner provided by Section 8.1.

Section 8.8             Assignment.

(a)           Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any of the parties hereto without the prior written consent of the other party, except that the rights of the Buyer hereunder may be assigned, without the consent of the other parties hereto, to any corporation all of the outstanding capital stock of which is owned or controlled, directly or indirectly, by the Buyer or to any affiliate of Sun Capital Partners, Inc.; provided that (i) the assignee shall assume in writing all of the Buyer’s obligations hereunder, and (ii) the Buyer shall not be released from any of its obligations hereunder by reason of such assignment.

(b)           Notwithstanding the foregoing, the Buyer (including each subsequent assignee of the Buyer) shall have the right to assign any or all of its rights and obligations hereunder to any other person who acquires all or substantially all of the assets and business of the Buyer (or a subsequent assignee of the Buyer); provided that the assignor shall not be released from any of its obligations hereunder by reason of any such assignment.

(c)           Notwithstanding any provision of this Agreement to the contrary, the Seller hereby acknowledges and agrees that all of the representations, warranties, covenants and obligations of it under this Agreement may be collaterally assigned to any and all lenders to the Buyer or any of its affiliates, any and all of whom may enforce their rights and remedies in connection with any such collateral assignment or realization thereon to the extent provided in the applicable security agreements and other debt instruments or at law or in equity.

Section 8.9             Binding Effect; Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person not a party hereto, except for the Buyer Indemnities and the Seller Indemnities.

Section 8.10           Fees and Expenses.  The Seller and Sealy Mattress, on the one hand, and the Buyer, on the other hand, shall each bear their own direct and indirect expenses (including, without limitation, the fees and expenses of their legal, tax and accounting counsel and advisors) incurred in connection with the negotiation and preparation of this Agreement and the other agreements and documents contemplated hereby and the consummation and performance of the transactions contemplated hereby and thereby; provided, that, notwithstanding the foregoing, if the Closing occurs, then, as of the Closing, the Buyer will cause New MMA to reimburse the Seller for up to $500,000 of the Seller’s and its affiliates (including Sealy Mattress) reasonable out-of-pocket expenses incurred in connection with the transactions contemplated hereby (including in connection with the Seller’s acquisition of MMA Common Stock not owned by the Seller as of September 20, 2002, including pursuant to the MHI Stock Purchase Agreements).

Section 8.11           Amendment and Waiver.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), only by the written consent of all parties hereto.  Any agreement on the part of a party to any extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party.  Any such waiver or extension shall not operate as waiver or extension of any other subsequent condition or obligation.

Section 8.12           Unenforceability, Severability.  If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted.

Section 8.13           Specific Performance.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.14           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

[The next page is the signature page]

The parties have executed this Stock Purchase Agreement as of the date first written above.

MATTRESS HOLDING CORP.

By:	/s/ Marc Leder
Name:
Title:

MATTRESS HOLDINGS INTERNATIONAL, LLC

By:	/s/ Steve Barnes
	Name:	Steve Barnes
	Title:	President

SEALY MATTRESS COMPANY

By:	/s/ Kenneth Walker
Name:
Title:

MMA ACQUISITION COMPANY, INC.

By:	/s/ Kenneth Walker
	Name:	Kenneth Walker
	Title:	Vice President and Secretary